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                                                                   EXHIBIT 10.62

                                MASTER AGREEMENT
                           PROGRAM MANAGEMENT SERVICES

This Master Agreement for Program Management Services (Agreement) is entered
into this 01 day of JANUARY, 2001                        Contract Number 78-0002

BETWEEN the Client:
(NAME, ADDRESS AND OTHER INFORMATION)

Big Buck Brewery & Steakhouse, Inc.
550 South Wisconsin
Gaylord, Michigan 49735

William F. Rolinski, President/CEO
Phone:  517/731-0401, Ext. 25  FAX:  517/731-2788  Mobile:  517/350-3344
Email:  pres@bigbuck.com

and the Program Manager:
(NAME, ADDRESS AND OTHER INFORMATION)

COLUMBIA CONSTRUCTION SERVICES-MICHIGAN, INC.
14641 East Warren Avenue
Detroit, Michigan 48215-0428 USA

Mark S. Provenzano, President, CIT, CSI, CDT
Phone:  313/886-0606, Ext. 201  FAX:  313/885-2885  Pager:  810/704-1522
Email:  mprovenzano@columbiaconstruction.com

the Client and Program Manager agree as follows:

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1.   PROGRAM MANAGEMENT SERVICES

     Throughout the term of this Agreement, the Program Manager shall perform the Program Management Services listed below.

     1.1 The Program Manager shall consult with and advise the Client on a regular basis regarding the Client's on-going construction and/or renovation of restaurants in connection with Client's business operations. The Program Manager shall assist the Client in developing an overall program for the development of Client's restaurants and shall provide assistance and advice in the on-going management of the Client's program.

     1.2 The Program Manager shall assist the Client in developing overall program criteria for Client's development of new restaurants and renovation and expansion of existing restaurant spaces.

     1.3 The Program Manager shall consult with the Client regarding development, design and construction issues related to Client's restaurant business.

     1.4 The Program Manager shall assist the Client in reviewing design and construction considerations in connection with selection of food service equipment suppliers ("Suppliers").

     1.5 The Program Manager shall assist the Client in reviewing and evaluating potential sites for new restaurants.

     1.6 The Program Manager shall assist the Client in preparing preliminary budgets for development, design and construction or renovation of restaurants. The Program Manager shall consult with the Client and other consultants and Suppliers retained by the Client regarding value engineering recommendations to reduce design and construction costs.

     1.7 The Program Manager shall assist the Client in preparing preliminary schedules for the Client's overall development program.

     1.8 The Client acknowledges that this Agreement does not include Services for regular repair and maintenance work for Client's restaurants or for limited construction or renovation projects (of $50,000.00 or less). At the request of the Client, the Program Manager shall provide Program Management Services for such projects for an agreed-upon lump sum amount or on a cost-plus basis with an agreed-upon mark-up.

2.   SERVICES FOR A SPECIFIC PROJECT

     2.1  PRE-CONSTRUCTION PHASE SERVICES:

          If the Client authorizes the Program Manager to perform services for a specific project ("Project") or proposed Project site, the Program Manager shall perform the Pre-Construction Phase Services listed in this Section 2.1. Such Pre-Construction Phase Services are in addition to the Program Management Services provided under Section 1.

          2.1.1 The Program Manager shall provide overall coordination of] activities of the Client's consultants and Suppliers with each other in connection with the design

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                 of the Project. The Program Manager shall coordinate with the
                 Client's landlord in connection with the design of the Project, shall monitor the compliance of the design of the Project with the landlord's design criteria, and shall monitor the review and approval of drawings and specifications by the landlord as required by the lease for the Project space.

          2.1.2 The Program Manager shall assist the Client and the Client's architect or other design consultant (the "Design Professional") in finalizing a specific program for the Project. The Program Manager shall provide preliminary evaluation of the Project program and budget requirements, each in terms of the other. With the Design Professional's assistance, the Program Manager shall provide preliminary estimates of construction cost for early schematic designs based on area, volume or other standards. The Program Manager shall assist the Client and the Design Professional in achieving mutually agreed upon program and Project budget requirements and other design parameters. The Program Manager shall provide cost evaluations of alternative materials and systems.

          2.1.3 The Program Manager shall review the project schedule for the pre-construction phase developed by the Design Professional and make recommendations to the Design Professional regarding revisions to such project schedule.

          2.1.4 The Program Manager shall review designs during their development. The Program Manager shall advise on site use and improvements, if applicable, selection of materials, equipment and methods of Project delivery. The Program Manager shall provide recommendations on relative feasibility of construction methods, availability of materials and labor, time requirements for procurement, installation and construction, and factors related to cost including, but not limited to, costs of alternative designs or materials, preliminary budgets and possible economies.

          2.1.5 The Program Manager shall coordinate contract documents by consulting with the Client and the Design Professional regarding drawings and specifications as they are being prepared, and recommending alternative solutions whenever design details affect construction feasibility, cost or schedules.

          2.1.6 The Program Manager shall investigate and recommend a schedule for the Client's purchase of materials and equipment requiring long lead time procurement, and coordinate the schedule with the early preparation of portions of the contract documents by the Design Professional. The Program Manager shall expedite and coordinate delivery of these purchases.

          2.1.7 Based on construction drawings and specifications approved by the Client, the Program Manager shall develop a line item Construction Budget for construction work (the "Work") for the Project for review and approval of the Client. The Construction Budget shall list exclusions for any Work item not covered by the Construction Budget and shall list any alternates for consideration by the Client. In determining the line item amounts for the Construction Budget, if appropriate, the Program Manager shall obtain at least three (3) competitive bids for each line item, unless the Client and the Program Manager agree the competitive bidding is not required for a particular line item. The Program Manager shall consult with the Client regarding the Construction Budget prepared by the Program Manager.

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          2.1.8  The Program Manager shall develop a bar chart Preliminary
                 Construction Schedule for the Project for review and approval of the Client. The Preliminary Construction Schedule shall include commencement and completion dates for portions of the Work, dates for delivery, installation and start-up of equipment items, Client's occupancy requirements, and other significant dates. The Program Manager shall consult with the Client regarding the Preliminary Construction Schedule prepared by the Program Manager.

     2.2  CONSTRUCTION PHASE SERVICES:

          If the Client authorizes the construction of a specific Project to proceed, the Program Manager shall perform the Construction Phase Services listed below in connection with such Project. The Client will not be deemed to have authorized the construction of the Project until the Client signs and submits to the Program Manager a Project Authorization in the form attached as Exhibit A, confirming that (i) the Client approves the construction drawings and specifications for the Project developed by the Design Professional; (ii) the Client approves the Construction Budget developed by the Program Manager;
          (iii) the Client approves the Preliminary Construction Schedule developed by the Program Manager; and (iv) the Client authorizes construction to proceed. The Construction Phase Services listed below are in addition to the Program Management Services provided under
          Section 1.

          2.2.1 The Program Manager shall enter into construction contracts ("Contracts") with construction contractors ("Contractors") on behalf of the Client. Unless the Client and Program Manager agree otherwise, the Contract amount shall be the amount indicated in the Construction Budget attached to the Authorization To Proceed With Construction and the Contractor shall be the bidder recommended by the Project Manager.

          2.2.2 The Program Manager shall provide overall coordination of activities of the Client's contractors, consultants and Suppliers with each other in connection with the construction of the Project.

          2.2.3 The Program Manager shall coordinate with the Client's landlord in connection with the construction of the Project, shall monitor the review and approval of contractor submittals by the landlord, and shall monitor compliance of the Contractors' and suppliers activities at the site with Shopping Center security requirements and other requirements of the Landlord pertaining to construction activities at the Shopping Center.

          2.2.4 The Program Manager, in cooperation with the Design Professional, shall provide administration of the Contracts on behalf of the Client.

          2.2.5 The Project Manager shall provide administrative, management and related services as required to coordinate Work of the Contractors with each other and with the activities and responsibilities of the Suppliers, Program Manager, the Client and the Design Professional to complete the Project in accordance with the Client's objectives for cost, time and quality. The Program Manager shall provide sufficient organization, personnel and management to provide the Construction Phase Services required under this Section 2.2.

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          2.2.6  The Program Manager shall schedule and conduct
                 pre-construction, construction and progress meetings to discuss such matters as procedures, progress, problems and scheduling. The Program Manager shall prepare and promptly distribute minutes.

          2.2.7 Consistent with the Preliminary Construction Schedule attached to the Authorization To Proceed With Construction, and utilizing the construction schedules provided by the separate Contractors, the Program Manager shall prepare a Construction Schedule for the Project incorporating the activities of Contractors and Suppliers on the Project, including activity sequences and durations, allocation of labor and materials, processing of shop drawings, product data and samples, and delivery of products requiring long lead time procurement. The Program Manager shall include the Client's occupancy requirements showing portions of the Project having occupancy priority. The Program Manager shall update and reissue the Construction Schedule as required to show current conditions and revisions required by actual experience.

          2.2.8 The Program Manager shall endeavor to achieve satisfactory performance from each of the Contractors. The Program Manager shall recommend courses of action to the Client when requirements of a Contract are not being fulfilled, and the nonperforming party will not take satisfactory corrective action.

          2.2.9 The Program Manager shall revise and refine the approved Construction Budget incorporate approved changes as they occur, and develop cash flow reports and forecasts as needed. The Program Manager shall provide regular monitoring of the approved Construction Budget, showing actual costs for activities in progress and estimates for uncompleted tasks. The Program Manger shall identify variances between actual and budgeted or estimated costs, and advise the Client whenever projected costs exceed budgets or estimates.

          2.2.10 The Program Manager shall maintain cost accounting records on authorized Work performed under unit costs, additional Work performed on the basis of actual costs of labor and materials, or other Work requiring accounting records.

          2.2.11 The Program Manager shall recommend necessary or desirable changes to the Design Professional and the Client, review requests for changes, assist in negotiating Contractors' proposals, submit recommendations to the Design Professional and the Client, and if they are accepted, prepare and sign change orders for the Design Professional's signature and the Client's authorization.

          2.2.12 The Program Manager shall develop and implement procedures for the review and processing of applications by Contractors and Suppliers for progress and final payments. The Program Manager shall make recommendations to the Design Professional for certification to the Client for payment.

          2.2.13 The Program Manager shall assist in obtaining building permits and any applicable special permits for permanent improvements, excluding permits required to be obtained directly by the various Contractors. The Program Manager shall verify that the Client has paid applicable fees and assessments.

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                 The Program Manager shall assist in obtaining approvals from authorities having jurisdiction over the Project.

          2.2.14 If required, the Program Manager shall assist the Client in selecting and retaining the professional services of special consultants and testing laboratories and shall coordinate their services.

          2.2.15 The Program Manager shall determine in general that the Work of each Contractor is being performed in accordance with the requirements of the applicable Contract. The Program Manager shall endeavor to guard the Client against defects and deficiencies in the Work. As appropriate, the Program Manager shall require special inspection or testing, or make recommendations to the Design Professional regarding special inspection or testing, of Work not in accordance with the drawings and specifications for the Contract whether or not such Work be then fabricated, installed or completed. Subject to review by the Design Professional, the Program Manager shall reject Work, which does not conform to the requirements of the drawings and specifications for the Contract.

          2.2.16 The Program Manager shall consult with the Design Professional and the Client if any Contractor requests interpretations of the meaning and intent of the drawings and specifications, and assist in the resolution of questions, which may arise.

          2.2.17 The Program Manager shall receive certificates of insurance from the Contractors, and forward them to the Client.

          2.2.18 The Program Manager shall receive from the Contractors all shop drawings, product data, samples and other submittals, coordinate them with information contained in related documents and transmit them to the Design Professional for approval. In collaboration with the Design Professional, the Program Manager shall establish and implement procedures for expediting the processing and approval of shop drawings, product data, samples and other submittals.

          2.2.19 The Program Manager shall record the progress of the Project. The Program Manager shall submit written progress reports to the Client and the Design Professional including information on each Contractor and each Contractor's Work, as well as the entire Project, showing percentages of completion and the number and amounts of change orders. The Program Manager shall keep a daily log containing a record of Contractors' Work on the site, number of workers, Work accomplished, problems encountered, and other similar relevant data as the Client may require. The Program Manager shall make the log available to the Client.

          2.2.20 The Program Manager shall maintain at the Project site, on a current basis: a record copy of all Contracts, drawings, specifications, addenda, change orders and other modifications, in good order and marked to record all changes made during construction; shop drawings; product data; samples; submittals; purchases; materials; equipment; applicable handbooks; maintenance and operating manuals and instructions; other related documents and revisions which arise out of the Contracts or Work. The Program Manager shall make all records

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                 available to the Client. At the completion of the Project, the
                 Program Manager shall deliver all such records to the Client.

          2.2.21 The Program Manager shall arrange for delivery and storage, protection and security for Client-purchased materials, systems and equipment which are a part of the Project, until such items are incorporated into the Project.

          2.2.22 With the Design Professional and the Client's maintenance personnel, the Program Manager shall observe the Contractors' checkout of utilities, operational systems and equipment for readiness and assist in their initial start-up and testing.

          2.2.23 When the Program Manager considers each Contractor's Work or a designated portion thereof substantially complete, the Program Manager shall prepare for the Client a list of incomplete or unsatisfactory items and a schedule for their completion. The Program Manager shall assist the Design Professional in conducting inspections. The Program Manager shall coordinate the correction and completion of the Work.

          2.2.24 The Program Manager shall evaluate the completion of the Work of the Contractors and make recommendations to the Design Professional when Work is ready for final inspection. The Program Manager shall assist the Design Professional in conducting final inspections. The Program Manager shall secure and transmit to the Client required guarantees, affidavits, releases, bonds and waivers. The Program Manager shall deliver all keys, manuals, record drawings and maintenance stocks to the Client.

          2.2.25 The Program Manager shall perform the Construction Phase Services under this Section 2.2 as expeditiously as is consistent with reasonable skill and care and the orderly progress of the Project.

          2.2.26 The extent of the duties, responsibilities and limitations of authority of the Program Manager as a representative of the Client during construction shall not be modified or extended without the written consent of the Client, the Contractors, the Design Professional and the Program Manager, which consent shall not be unreasonably withheld.

3.   CLIENT'S RESPONSIBILITIES

     3.1 The Client shall provide full information regarding the Client's requirements for its restaurant development program and, as applicable, its requirements for specific Projects, including information regarding the Client's objectives, constraints and criteria, including space requirements and relationships, flexibility and expandability requirements, special equipment and systems and site requirements.

     3.2 The Client shall designate a representative authorized to act in the Client's behalf with respect to Client's restaurant program and for specific Projects. The Client, or such authorized representative, shall examine documents submitted by the Program Manager and shall render decisions pertaining thereto promptly to avoid unreasonable delay in the progress of the Program Manager's services.

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     3.3  The Client shall furnish such legal, accounting and insurance counseling services as may be necessary for the Client's restaurant program and for specific Projects, including such auditing services as the Client may require to verify the Project applications for payment or to ascertain how or for what purposes the Contractors have used the monies paid by or on behalf of the Client.

     3.4 The services, information and reports required by Sections 3.1 through 3.3, inclusive, shall be furnished at the Client's expense, and the Program Manager shall be entitled to reasonably rely upon their accuracy and completeness.

     3.5 The Client shall furnish the required information and services and shall render approvals and decisions as expeditiously as necessary for the orderly progress of the Program Manager's services and the Work of the Contractors.

4.   PROGRAM MANAGER'S COMPENSATION AND PAYMENTS

     4.1  PROGRAM MANAGEMENT SERVICES:

          For Program Management Services (as described in Section 1), the Client shall pay the Program Manager on the first of each month a Monthly Retainer in the amount of Six Thousand ($6,000.00) Dollars. The Monthly Retainer amount covers the Program Manager's normal office overhead and compensation for the services of Mark S. Provenzano. In addition to the Monthly Retainer, the Client shall reimburse the Program Manager (at actual cost plus fifteen (15%) percent) for all reimbursable costs incurred by the Program Manager in connection with the performance of Program Management Services.

     4.2  SERVICES FOR A SPECIFIC PROJECT:

          For Services for a specific Project (as described in Section 2), the Client shall pay the Program Manager on a monthly basis the sum of the following:

          (1) Amounts due to the Contractors, consultants and Suppliers under Contracts, consultant agreements and purchase orders held by the Program Manager on behalf of the Client with respect to the Project;

          (2) Actual cost incurred by the Program Manager to provide General Conditions items and other reimbursable cost items for the Project;

          (3) Amount due for Program Manager's site personnel and other personnel (other than Mark S. Provenzano) providing services in connection with the Project; plus

          (4) A Construction Management Fee in the amount of fifteen (15%) percent of the amounts listed in Subsections (1) through (3) above.

          Each month the Program Manager shall submit an invoice to the Client for the amount due for Services performed for the Project during the month, and the Client shall pay such amount to the Program Manager within ten (10) days after receipt of such invoice.

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     4.3  COST RECORDS:

          The Program Manager shall maintain cost records of Project costs and shall make such records available to the Client or the Client's authorized representative at mutually convenient times. At the request of the Client, the Program Manager shall provide receipts and other back-up documentation as reasonably required to substantiate the amounts included in invoices submitted by the Program Manager under
          Section 4.2.

5.   INSURANCE

     5.1 The Program Manager shall purchase and maintain Worker's Compensation Insurance, Commercial General Liability insurance and Automobile Liability Insurance coverage covering its activities under this Agreement. At the time the Client issues an Authorization To Proceed With Construction for a specific Project, the Program Manager shall submit to the Client a certificate of insurance evidencing coverage maintained by the Program Manager in connection with the Project in at least the following amounts:

          Worker's Compensation                     $    100,000
          Commercial General Liability              $  3,000,000
          Automotive Liability                      $  1,000,000
          Excess Liability Coverage                 $  1,000,000

          The Client and the Client's landlord shall be named as additional insured on Program Manager's policies (except Worker's Compensation).

     5.2 With respect to each specific Project covered by an Authorization To Proceed With Construction, the Client shall provide builder's risk property insurance for the specific Project. The Client's property insurance will not cover tools and equipment used during construction but not incorporated in the completed Work. At the request of the Client, the Program Manager will provide property insurance for a specific Project, and the premium cost for such coverage will be included in the General Conditions costs reimbursable to the Program Manager under Section 4.2.

     5.3 The Client and the Program Manager waive all rights against each other, and against the Contractors, consultants, Suppliers, agents and employees of the other, for damages covered by any property insurance maintained in connection with construction. The Client and the Program Manager shall each require appropriate similar waivers from their Contractors, consultants, Suppliers and agents.

6.   TERMINATION

     6.1 The Client shall have the right to terminate this Agreement at any time, with or without cause, upon ninety (90) days prior written notice to Program Manager. In the event of such termination, the Program Manager shall be entitled to receive (i) full payment of all amounts due under Sections 4.1 and 4.2 for services performed as of the effective date of termination; plus (ii) Contractor and Supplier restocking and cancellation fees and similar termination expenses incurred by Program Manager under Contracts and purchase orders held by the Program Manager on behalf of the Client.

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     6.2  The Program Manager shall have the right to terminate this Agreement with respect to the Program Management Services under Section 1, with or without cause, upon ninety (90) days prior written notice to the Client; provided, however, that at the request of the Client, the Program Manager shall continue to perform Services with respect to construction of a specific Project authorized by the Client under
          Section 2.2 until the completion of construction of such Project. In the event of termination of the Program Management Services under this
          Section 6.2, the Program Manager shall be entitled to receive full payment of all amounts due under Section 4.1 for Program Management Services performed as of the effective date of termination.

     6.3 The Program Manager shall have the right to terminate this Agreement upon ten (10) days prior written notice to the Client in the event of a substantial failure of the Client to perform the Client's obligations under this Agreement and failure of the Client to correct such substantial failure within such ten (10) day notice period. In the event of termination of this Agreement under this Section 6.3, the Program Manager shall be entitled to receive (i) full payment of all amounts due under Sections 4.1 and 4.2 for services performed as of the effective date of termination; plus (ii) Contractor and Supplier restocking and cancellation fees and similar termination expenses incurred by the Program Manager under Contracts and purchase orders held by the Program Manager on behalf of the Client.

7.   MISCELLANEOUS

     7.1 Unless otherwise specified, this Agreement shall be governed by the laws of the State of Michigan.

     7.2 The Client and the Program Manager, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement, and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Neither the Client nor the Program Manager shall assign, sublet or transfer any interest in this Agreement without the written consent of the other.

     7.3 This Agreement represents the entire and integrated agreement between the Client and the Program Manager with respect to the matters set forth herein and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both the Client and the Program Manager.

     7.4 Nothing contained in this Agreement shall be deemed to give any third party any claim or right of action against the Client or the Program Manager which does not otherwise exist without regard to this Agreement.

8.   LIMITATION ON LIABILITY

     8.1 Budgets and cost estimates prepared by the Program Manager represent the Program Manager's best judgment as a professional familiar with the construction industry. It is recognized, however, that neither the Program Manager nor the Client has control over the cost of labor, materials or equipment, over Contractors' methods of determining bid prices or other competitive bidding or negotiating conditions. Accordingly, the Program

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          Manager cannot and does not warrant or represent that bids or negotiated prices will not vary from the Project budget proposed, established or approved by the Client, or from any cost estimate or evaluation or budget prepared by the Program Manager.

     8.2 The Program Manager shall not be responsible for construction means, methods, techniques, sequences and procedures employed by Contractors and/or Suppliers in the performance of their Contracts and purchase orders, and shall not be responsible for the failure of any Contractor or Supplier to carry out Work in accordance with drawings and specifications or other Contract requirements.

     8.3 In no event shall the Program Manager or the Client be liable to the other for special, incidental or consequential damages, including without limitation, loss of profits, revenue or use of capital, claims of customers, whether based on contract, tort, negligence, strict liability or otherwise.

     This Agreement entered into as of the day and year first written above.

CLIENT                                 PROGRAM MANAGER

Big Buck Brewery & Steakhouse, Inc.    Columbia Construction Services-Michigan,
                                       Inc.

By: /s/ William F. Rolinski            By: /s/ Mark S. Provenzano
    ------------------------------         -------------------------------------
     William F. Rolinski                   Mark S. Provenzano, CIT, CSI, CDT
      Its:  President/CEO                    Its:  President